Exhibit 3.1

ELEPHANT TALK COMMUNICATIONS CORP.

CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS

AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

AS CORRECTED

Pursuant to Section 151 of the

Delaware General Corporation Law

The undersigned, Robert H. Turner, does hereby certify that:

1.          I am the Executive Chairman of Elephant Talk Communications Corp., a Delaware corporation (the “Corporation”).

2.          The Corporation is authorized to issue 50,000,000 shares of preferred stock and the number of shares of the Series A Convertible Preferred (that is the series affected by this Certificate of Designation and the resolution set forth below) is one hundred fifty (150). None of the shares of that series has been issued.

3.          The following resolutions were duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of authorized stock known as preferred stock, consisting of 50,000,000 shares, $0.00001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them;

WHEREAS, on September 2, 2016, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock which requires correction permitted by Section 103 of the General Corporation Law of the State of Delaware because the original Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock was an inaccurate record of the preferences, rights and limitations of the Series A Preferred Stock authorized by the Board;

WHEREAS, this corrected Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock correctly includes Section 4(i) describing the rights and limitations of the holders of the Series A Preferred Stock and Corporation in connection with a change of control;

WHEREAS, this corrected Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock shall be effective as of September 2, 2016, the date on which the original Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock was filed; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, up to one hundred fifty shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

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1.          Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to one hundred fifty (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.00001 per share.

2.          Dividends. The Holders shall have no right to receive dividends on the shares of Preferred Stock.

3.          Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders shall be distributed among the holders of the then outstanding common stock, $0.00001 par value per share, of the Corporation (the “Common Stock”) and the then Holders of Preferred Stock, pro rata, according to the number of shares of Common Stock and Preferred Stock (on an as converted to Common Stock basis) then outstanding. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4.          Conversion.

(a)          The Holders shall have the right, but not the obligation, from time to time, in whole or in part, to convert each share of Preferred Stock into such number of fully paid and nonassessable shares of Common Stock equal to .04% of the shares of Common Stock issued and outstanding immediately prior to giving effect to such conversion (the “Conversion Rate”). The Holders may exercise their conversion rights hereunder by delivering to the Corporation, during regular business hours at the principal office of the Corporation, the certificate(s) representing the shares of Preferred Stock being converted hereunder, duly endorsed for transfer to the Corporation, and accompanied by a written notice stating that the Holder elects to convert such shares. Each conversion shall be deemed to have been effected on the date when such delivery is made (the “Voluntary Conversion Date”).

(b)          At any time on or after the first anniversary of the initial issuance of the Preferred Stock, the Corporation may deliver a notice to all Holders to cause the Holders to convert their Preferred Stock, in whole or in part, at the Conversion Rate. Each such conversion shall be deemed to have been effected on the date when such delivery is made (the “Forced Conversion Date” and together with the Voluntary Conversion Date, the “Conversion Date.”). Upon request of the Corporation, the Holders shall deliver to the Corporation, promptly following the Forced Conversion Date, during regular business hours at the principal office of the Corporation, the certificate(s) representing the shares of Preferred Stock being converted hereunder, duly endorsed for transfer to the Corporation. Any such conversion shall be applied ratably to all of the Holders based on the number of shares of Preferred Stock held by the Holders on the Forced Conversion Date.

(c)          Notwithstanding the foregoing, the Corporation shall not issue any shares of Common Stock pursuant to the terms of this Certificate of Designation if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue pursuant to the terms of this Certificate of Designation without breaching the Corporation’s obligations under the rules or regulations of the Principal Trading Market (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by the applicable rules of the Principal Trading Market for issuances of shares of Common Stock in excess of such amount. The Holder acknowledges that under the current rules of NYSE MKT where the Corporation’s Common Stock is currently listed, stockholders’ approval is required in case of issuance of additional shares in connection with a transaction involving: (i) the sale, issuance, or potential issuance of Common Stock (or securities convertible into Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the Corporation equals 20% or more of then outstanding Common Stock; or (ii) the sale, issuance, or potential issuance of Common Stock (or securities convertible into Common Stock) equal to 20% or more of then outstanding stock for less than the greater of book or market value of the stock. Until such approval is obtained, the Holders shall not be issued in the aggregate, pursuant to the terms of this Certificate of Designation , shares of Common Stock in an amount greater than the Exchange Cap.

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(d)           As promptly as practicable after the Conversion Date, but not later than three (3) business days thereafter, the Corporation shall issue and deliver to each converting Holder a certificate(s) representing the shares of Common Stock issuable upon such conversion. In the event of a conversion of portion of a certificate of Preferred Stock, the Corporation shall issue and deliver to the Holder of such certificate a new certificate covering the number of shares of Preferred Stock representing the unconverted portion thereof.

(e)          No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Board.

(f)          The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of any shares of Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(g)          The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all issued and outstanding shares of Preferred Stock.

(h)          All shares of Common Stock which shall be issued upon conversion of the shares of Preferred Stock hereunder will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

(i)          In the event of a change of control of the Corporation (meaning an acquisition of 30% or more of issued shares of Common Stock by a single party or a group of parties acting in concert) before the first anniversary of the initial issuance of Preferred Stock, the Corporation may compel the Holders to convert the Preferred Stock into Common Stock at a time of Corporation’s choosing.

5.          Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are issue and outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then issued and outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other organizational documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of the Preferred Stock or (d) enter into any agreement with respect to any of the foregoing.

6.          Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation.

(b)          Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

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(c)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation shall be commenced in the state or federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d)          Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e)          Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

[signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferred Stock as corrected to be duly executed by its Chairman on September 9, 2016.

ELEPHANT TALK COMMUNICATIONS CORP.

/s/ Robert H. Turner
Name: Robert H. Turner
Title: Executive Chairman

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